Filed pursuant to Rule 424(b)(3)
Registration No. 333-62950

PROSPECTUS SUPPLEMENT NO. 7
(TO PROSPECTUS DATED OCTOBER 4, 2001)

CARNIVAL CORPORATION

2% CONVERTIBLE SENIOR DEBENTURES DUE 2021
AND SHARES OF COMMON STOCK

This prospectus supplement No. 7 supplements and amends the prospectus dated October 4, 2001, as amended and supplemented by prospectus supplement No. 1 dated October 18, 2001, prospectus supplement No. 2 dated November 1, 2001, prospectus supplement No. 3 dated November 16, 2001, prospectus supplement No. 4 dated December 21, 2001, prospectus supplement No. 5 dated January 18, 2002 and prospectus supplement No. 6 dated February 8, 2002, relating to our 2% convertible senior debentures due 2021 and shares of common stock issuable upon conversion of the debentures.

The table on pages 18 through 21 of the prospectus sets forth information with respect to the selling securityholders and the respective amounts of debentures beneficially owned by each selling securityholder that may be offered pursuant to the prospectus as amended and supplemented by prospectus supplement No. 1 dated October 18, 2001, prospectus supplement No. 2 dated November 1, 2001, prospectus supplement No. 3 dated November 16, 2001, prospectus supplement No. 4 dated December 21, 2001, prospectus supplement No. 5 dated January 18, 2002 and prospectus supplement No. 6 dated February 8, 2002. This prospectus supplement amends that table by adding to it the items set forth below.
(1) Selling Securityholder	(2) Principal Amount of Debentures Beneficially Owned and Offered	(3) Percent of Total Outstanding Debentures	(4) Common Stock Issuable Upon Conversion of the Debentures	(5) Common Stock Owned Prior to Conversion of Debentures*
Allied Irish Banks, p.l.c.	$30,000,000	5.00%	766,401	0
Bankhaus Loebbecke & Co.	5,000,000	0.83%	127,734	0

* Assuming the sale of all debentures and common stock issuable upon conversion of the debentures, selling securityholders will not hold any debentures and will hold the number of our common stock set forth in column (5) "Common Stock Owned Prior to Conversion of Debentures." At that time, no selling securityholder will hold more than 1% of our outstanding common stock.

The prospectus dated October 4, 2001, as amended and supplemented by prospectus supplement No. 1 dated October 18, 2001, prospectus supplement No. 2 dated November 1, 2001, prospectus supplement No. 3 dated November 16, 2001, and prospectus supplement No. 4 dated December 21, 2001, prospectus supplement No. 5 dated January 18, 2002, prospectus supplement No. 6 dated February 8, 2002 and this prospectus supplement No. 7, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the debentures and the common stock issuable upon conversion of the debentures.

Our common stock is traded on the New York Stock Exchange under the symbol CCL. On June 3, 2002, the last reported sales price of the common stock was $29.35 per share. There is no public market for the debentures, and we do not intend to apply for their listing on any exchange or to seek approval for their quotation through any automated quotation system.

We urge you to carefully read the "risk factors" section beginning on page 10 of the accompanying prospectus, where we describe specific risks associated with these securities before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 4, 2002.

SELLING SECURITYHOLDERS

The prospectus dated October 4, 2001, as amended and supplemented by prospectus supplement No. 1 dated October 18, 2001, prospectus supplement No. 2 dated November 1, 2001, prospectus supplement No. 3 dated November 16, 2001, prospectus supplement No. 4 dated December 21, 2001, prospectus supplement No. 5 dated January 18, 2002 and prospectus supplement No. 6 dated February 8, 2002, relating to the offer for resale of up to $600,000,000 aggregate principal amount of debentures and shares of common stock issuable upon conversion of the debentures is amended to replace the first paragraph and the table under the heading "Selling Securityholders" on page 18 with the information in the following paragraph and table. We may further amend or supplement this table from time to time if necessary.

The following table provides, as of June 4, 2002, the name of each selling securityholder, the principal amount of debentures held by such selling securityholder, the number of shares of common stock owned by such securityholder prior to its purchase of debentures and the common stock issuable upon conversion of the debentures (based upon the initial conversion price). This information has been obtained from the selling securityholders.
(1) Selling Securityholder	(2) Principal Amount of Debentures Beneficially Owned and Offered	(3) Percent of Total Outstanding Debentures	(4) Common Stock Issuable Upon Conversion of the Debentures	(5) Common Stock Owned Prior to Conversion of Debentures*
Absolute Return Fund, Ltd.	$327,000	0.05%	8,354	0
Allied Irish Banks, p.l.c.	30,000,000	5.00%	766,401	0
Allstate Insurance Company	550,000	0.09%	14,051	0
Allstate Life Insurance Company	2,700,000	0.45%	68,976	0
Aristeia International, Limited	9,900,000	1.65%	252,912	0
Aristeia Partners, L.P.	3,600,000	0.60%	91,968	0
Aventis Pension Master Trust	220,000	0.04%	5,620	0
Banc of America Securities LLC	9,793,000	1.63%	250,179	0
Bank America Pension Plan	3,000,000	0.50%	76,640	0
Bankhaus Loebbecke & Co.	5,000,000	0.83%	127,734	0
Bear, Stearns & Co. Inc.	8,113,000	1.35%	207,260	0
Black Diamond Capital I, Ltd.	482,000	0.08%	12,314	0
Black Diamond Offshore Ltd.	1,723,000	0.29%	44,017	0
Boilermaker-Blacksmith Pension Trust	1,375,000	0.23%	35,127	0
CALAMOS® Convertible Fund- CALAMOS® Investment Trust	3,000,000	0.50%	76,640	0
CALAMOS® Convertible Growth and Income Fund- CALAMOS® Investment Trust	1,275,000	0.21%	32,572	0
CALAMOS® Convertible Portfolio- CALAMOS® Advisors Trust	130,000	0.02%	3,321	0
CALAMOS® Global Convertible Fund - CALAMOS® Investment Trust	140,000	0.02%	3,577	0
CALAMOS® Market Neutral Fund- CALAMOS® Investment Trust	5,400,000	0.90%	137,952	0
CIBC World Markets	5,000,000	0.83%	127,734	0
Circlet (IMA) Limited	2,000,000	0.33%	51,093	0
City of Albany Pension Plan	125,000	0.02%	3,193	0
City of Knoxville Pension System	285,000	0.05%	7,281	0
Clarica Life Insurance Co.-U.S.	350,000	0.06%	8,941	0
Consulting Group Capital Markets Funds	520,000	0.09%	13,284	0
Credit Suisse First Boston Corporation	21,000,000	3.50%	536,481	0
Delta Airlines Master Trust	2,400,000	0.40%	61,312	0
Delta Pilots Disability and Survivorship Trust	470,000	0.08%	12,007	0
Deutsche Banc Alex Brown Inc.	54,400,000	9.07%	1,389,740	0
Double Black Diamond Offshore LDC	8,875,000	1.48%	226,727	0
Drury University	45,000	0.01%	1,150	0
Duckbill & Co.	1,750,000	0.29%	44,707	0
First Union National Bank	500,000	0.08%	12,773	0
First Union Securities, Inc.	5,000,000	0.83%	127,734	0
First Union Securities, Inc./Bank Trading	29,500,000	4.92%	753,628	0
General Motors Welfare Benefit Trust (VEBA)	3,000,000	0.50%	76,640	0
GLG Market Neutral Fund	1,000,000	0.17%	25,547	0
Global Bermuda Limited Partnership	4,600,000	0.77%	117,515	0
GM Employees Global Group Pension Trust (Abs Return Portfolio)	1,500,000	0.25%	38,320	0
Goldman Sachs and Company	5,837,000	0.97%	149,116	0
Greek Catholic Union	20,000	**	511	0
Greek Catholic Union II	20,000	**	511	0
H.K. Porter Company, Inc.	35,000	0.01%	894	0
Jefferies & Company, Inc.	500,000	0.08%	12,773	0
Jersey (IMA) Ltd.	1,750,000	0.29%	44,707	0
JMG Capital Partners, LP	12,250,000	2.04%	312,947	0
JMG Triton Offshore Fd Ltd.	17,250,000	2.88%	440,681	0
J.P. Morgan Securities Inc.	52,870,000	8.81%	1,350,654	391,138
Julius Baer Multibond Convertbond	750,000	0.13%	19,160	0
KBC Financial Products (Cayman Islands) Limited	9,500,000	1.58%	242,694	0
KBC Financial Products USA Inc.	8,000,000	1.33%	204,374	0
Kerr-McGee Corporation	115,000	0.02%	2,938	0
Kettering Medical Center Funded Depreciation Account	80,000	0.01%	2,044	0
Knoxville Utilities Board Retirement System	195,000	0.03%	4,982	0
Lakeshore International, Ltd.	18,400,000	3.07%	470,059	0
Lehman Brothers Inc.	13,000,000	2.17%	332,107	0
Leonardo, L.P.	20,000,000	3.33%	510,934	0
Lexington (IMA) Limited	139,000	0.02%	3,551	0
Libertyview Funds, L.P.	8,250,000	1.38%	210,760	0
Louisiana Workers' Compensation Corporation	385,000	0.06%	9,835	0
MLQA Convertible Securities Arbitrage Ltd.	20,000,000	3.33%	510,934	0
Merrill Lynch Pierce Fenner & Smith, Inc.	2,460,000	0.41%	62,845	0
Morgan Stanley & Co.	4,000,000	0.67%	102,187	0
Nomura Securities International, Inc.	15,000,000	2.50%	383,201	497,292
OZ Master Fund, Ltd.	4,534,000	0.76%	115,829	0
Peoples Benefit Life Insurance Company TEAMSTERS	5,000,000	0.83%	127,734	0
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	1,450,000	0.24%	37,043	0
Radian Asset Guaranty	1,000,000	0.17%	25,547	0
Radian Guaranty Inc.	1,000,000	0.17%	25,547	0
Retail Clerks Pension Trust	2,500,000	0.42%	63,867	0
Retail Clerks Pension Trust #2	1,500,000	0.25%	38,320	0
Royal Bank of Canada	7,000,000	1.17%	178,827	225,705
SCI Endowment Care Common Trust Fund-National Fiduciary Services	230,000	0.04%	5,876	0
SCI Endowment Care Common Trust Fund-Suntrust	95,000	0.02%	2,427	0
Southern Farm Bureau Life Insurance	125,000	0.02%	3,193	0
SPT	1,100,000	0.18%	28,101	0
St. Albans Partners Ltd.	5,000,000	0.83%	127,734	0
Starvest Managed Portfolio	15,000	**	383	0
State of Florida Division of Treasury	460,000	0.08%	11,751	0
State of Florida, Office of the Treasurer	1,500,000	0.25%	38,320	0
State of Mississippi Health Care Trust Fund	185,000	0.03%	4,726	0
Susquehanna Capital Group	23,000,000	3.83%	587,574	0
TD Securities (USA) Inc.	31,250,000	5.21%	798,334	0
The Dow Chemical Company Employees' Retirement Plan	2,700,000	0.45%	68,976	0
The Fondren Foundation	85,000	0.01%	2,171	0
UBS AG London Branch	40,000,000	6.67%	1,021,868	0
UBS O'Connor LLC f/b/o UBS Global Equity Arbitrage Master Ltd.	500,000	0.08%	12,773	0
Union Carbide Retirement Account	1,750,000	0.29%	44,707	0
United Food and Commercial Workers Local 1262 and Employers Pension Fund	650,000	0.11%	16,605	0
Vopak USA, Inc. Retirement Plan	375,000	0.06%	9,580	0
White River Securities L.L.C.	10,112,000	1.69%	258,328	0
William Blair & Co. LLC	2,225,000	0.37%	56,841	0
Wolverine Trading, L.P.	3,000,000	0.50%	76,640	0
Worldwide Transactions Ltd.	420,000	0.07%	10,729	0
Yield Strategies Fund II, LP	3,250,000	0.54%	83,027	0